Exhibit 1

How To Save Yahoo!

Forbes

April 26, 2012

By Eric Jackson

Earlier this week, I was invited by the folks at All Things Digital to write less than 150 words on what one thing Yahoo! (YHOO) could do to turn its core business around. It’s a good question.

Read the rest of the article here: http://www.forbes.com/sites/ericjackson/2012/04/26/how-to-save-yahoo/

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